POLICY MANAGEMENT SYSTEMS CORPORATION
POST OFFICE BOX TEN
COLUMBIA, SOUTH CAROLINA  29202
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 22, 1994

TO THE STOCKHOLDERS OF
POLICY MANAGEMENT SYSTEMS CORPORATION:

NOTICE IS HEREBY GIVEN to the stockholders that the Annual
Meeting of  Stockholders ("Meeting") of Policy Management Systems
Corporation ("Company") will be held at the offices of the Company at One PMS Center, Blythewood, South Carolina, at 11:00 a.m., on Thursday, September 22, 1994, for the following purposes:

     (1) To elect three Directors of the Company to hold office for a term of three years and one director for a term of two years and until their successors shall be duly elected and qualified or until earlier resignation, removal from office, or death;

     (2) To consider and act upon the ratification of the selection of independent auditors;

     (3) To consider and act upon the proposed amendment to the Company's Articles of Incorporation ("Articles") to remove the mandatory retirement age for members of the Board of Directors; and

     (4) To take such other action and transact such other business which may properly and lawfully come before the Meeting or any adjournment thereof; all as set forth in the Proxy Statement accompanying this Notice.

The transfer books of the Company were closed as of the end of business on August 5, 1994, the record date, for purposes of determining stockholders entitled to notice of and to vote at the Meeting ("Stockholders"), but were not closed for any other purpose.

STOCKHOLDERS ARE URGED TO COMPLETE AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED WHEN MAILED IN THE UNITED STATES. YOUR ATTENDANCE AT THE MEETING IS URGED. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND EXECUTE THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND DECIDE THAT YOU WANT TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE NOMINEES FOR DIRECTORS AND ALL OTHER PROPOSALS DESCRIBED HEREIN TO BE CONSIDERED AT THE MEETING.

By Order of the Board of Directors

                         Stephen G. Morrison
                         Secretary
August ___, 1994

POLICY MANAGEMENT SYSTEMS CORPORATION
POST OFFICE BOX TEN
COLUMBIA, SOUTH CAROLINA  29202
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 22, 1994

GENERAL: This Proxy Statement is furnished to the stockholders of the $.01 par value common stock ("Stockholders" and "Common Stock," respectively) of Policy Management Systems Corporation ("Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at its Annual Meeting of Stockholders ("Meeting") to be held at the offices of the Company, One PMS Center, Blythewood, South Carolina, on Thursday, September 22, 1994 at 11:00 a.m. It is anticipated that this Proxy Statement will be mailed to Stockholders on or about August __, 1994.

A proxy card is enclosed. Any Stockholder sending the enclosed proxy to the Company has the power to revoke it at any time before it is exercised. Proxies may be revoked by: (1) executing and delivering a valid proxy bearing a later date; (2) sending written notice of revocation to Stephen G. Morrison, Secretary, Policy Management Systems Corporation, Post Office Box Ten, Columbia, South Carolina 29202; or (3) appearing at the Meeting and voting in person. When proxies in the accompanying form are returned properly executed, the shares represented by proxies which have not been revoked will be voted according to the instructions noted thereon.

Unless otherwise specified, the proxies will be voted in favor of the three nominees for election to the Board of Directors for a term of three years, in favor of the one nominee for election to the Board of Directors for a term of two years, in favor of the ratification of the selection of Coopers & Lybrand as independent auditors, and in favor of the proposed amendment to the Company's Articles of Incorporation ("Articles"). The Board of Directors is not aware at this date of any other matters that will come before the Meeting. If, however, any other matters should properly come before the Meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

EXPENSES OF SOLICITATION: The cost of soliciting proxies will be borne by the Company. Officers, Directors and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company has entered into an agreement with D.F. King & Company, Inc. to assist with solicitation of proxies for the Meeting for a fee estimated at $6,000 plus expenses.

VOTING: Only holders of record of outstanding shares of Common Stock as of August 5, 1994, the record date, will be entitled to notice of and to vote at the Meeting. On the record date, there were 20,358,484 shares of Common Stock outstanding. A majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum of the Meeting. Abstentions and broker non-votes are counted as being present for purposes of attaining a quorum. The Articles provide that the vote of the holders of a majority of the shares having voting power, present in person or represented by proxy, shall decide questions before the Meeting, unless the question is one which by express provisions of applicable law, the Articles or the Bylaws of the Company, a higher vote is required in which case the express provision shall govern. As such, abstaining shares are included in the determination of the total number of shares having voting power, and therefore, have the same effect as no votes on such proposals. Broker non-votes are not considered as shares having voting power and are therefore not counted as votes cast in such proposals nor are they counted as votes for or against such proposals. Broker non-votes occur when a nominee holding shares for a beneficial owner votes on at least one proposal but does not have authority to vote on certain other proposals.

Each share is entitled to one vote and matters before the Meeting shall be decided by a majority of the votes cast, except with respect to the election of Directors and approval of the proposed amendment to the Articles. In the election of Directors, each Stockholder has the right to cumulate its votes and cast as many votes as the number of shares held multiplied by the number of Directors to be elected for the specified term, the same to be cast for any one nominee or distributed among any two or more nominees for election for the specified term. To exercise the right of cumulative voting a Stockholder must declare the intent to do so prior to the beginning of voting and, once having done so, all Stockholders shall automatically have the right to cumulate their votes without any further notice. In the event of cumulative voting, the persons appointed proxies shall have authority to vote the shares represented by each proxy to maximize the number of Board of Directors' nominees elected. The three nominees for the three-year term receiving the largest number of votes shall be elected to the three-year term and the one nominee for the two-year term receiving the largest number of votes shall be elected to the two-year term. With respect to approving the proposed amendment to the Articles, the Articles require the affirmative vote of two-thirds of the total number of shares outstanding as of the record date. Consequently, approval of the amendment to the Articles requires the affirmative vote of 13,572,323 shares.

If the amendment to the Articles eliminating retirement age is not approved by the Stockholders, Mr. Karl will be deemed to have retired from the Board of Directors on the date of the Meeting since he has reached age seventy prior to the Meeting and only the other two nominees to the class of Directors having a three-year term shall be eligible to be re-elected to such class.

PRINCIPAL STOCKHOLDERS: The following table sets forth certain information filed with the Securities and Exchange Commission as of June 30, 1994 regarding beneficial owners of more than five percent of the Company's Common Stock.


                            PRINCIPAL STOCKHOLDERS


   Name                               Common Stock          Percentage
and Address                         Beneficially Owned       of Class

The Capital Group, Inc.              2,281,500 (1)          11.2%
("Capital")
333 South Hope Street
Los Angeles, California 90071

Wellington Management Company        2,024,640 (2)           9.9
("Wellington")
75 State Street
Boston, Massachusetts 02109

GAP Coinvestment PartnerS            1,519,024 (3)           7.5
  ("GAP Coinvestment")
General Atlantic Partners 14 L.P.
  ("General Atlantic")
125 East 56th Street
New York, New York  10022



The Regents of the University        1,353,200 (4)           6.6%
of California ("Regents")
Office of the Treasurer
300 Lakeside Drive
Oakland, California 94612

Government of Singapore Investment   1,264,800 (5)           6.2
Corporation Pte Ltd. ("Singapore")
250 North Bridge Road
#33-00 Raffles City Tower
Singapore 0617


(1) Of the shares reported, Capital has sole voting power for 1,111,400 of the shares, shared voting power for none of the shares, and sole dispositive power for all of the shares.

(2) Of the shares reported, Wellington has sole voting power for none of the shares, shared voting power for 1,131,140 of the shares and shared dispositive power for all of the shares.

(3) GAP Coinvestment and General Atlantic (collectively "General Atlantic Investors") are members of a group, as defined in Rule 13d-5 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. Each of GAP Coinvestment and General Atlantic has shared voting and shared dispositive power for all of the shares.

(4) Of the shares reported, Regents has sole voting and dispositive power for all of the shares.

(5) Of the shares reported, Singapore has shared voting and dispositive power for all of the shares.


ELECTION OF DIRECTORS

(PROXY ITEM NO. 1): Subject to the Stockholders approving elimination of the mandatory retirement provision in the Articles as discussed below, Stockholders will vote on the election of three Directors to serve a term of three years and one Director to serve a term of two years and until their successors have been elected and qualified or until earlier resignation, removal from office, or death. Mr. Denning was elected to the Board of Directors effective on June 20, 1994 to fill a vacancy on the Board in the class of Directors whose term expires in 1996 and is nominated for a term of two years in order to preserve the evenly-staggered terms of the Directors. All of the nominees are currently members of the Board of Directors.

The shares represented by the proxies solicited hereby will be voted in favor of the election of the persons named below unless authorization to do so is withheld by proxy. In the event any of the nominees should be unable to serve as Director, it is the intention of the persons named in the proxies to cast the votes represented by the proxies for the election of such other person or persons as the Board of Directors may nominate. If the amendment to the Articles eliminating the mandatory retirement age is not approved by the Stockholders, Mr. Karl will be deemed to have retired from the Board of Directors on the date of the Meeting since he has reached age seventy prior to the Meeting and only the other two nominees to the class of Directors having a three-year term shall be eligible to be re-elected to such class.

Nominees for election to the Board of Directors are considered and recommended by the Nominating Committee of the Board of

Directors (see "Committees of the Board of Directors"). The Board of Directors considers the recommendations of the Committee and recommends the nominees to the Stockholders. The Company has no formal procedure whereby nominations are solicited from Stockholders other than General Atlantic Investors' right to cause the Nominating Committee to recommend a nominee for Director pursuant to the Shareholders Agreement dated April 26, 1994 (see "Certain Transactions").

The following information is set forth with respect to the four nominees for Director to be elected at the Meeting:

                         Principal Occupation for Past Five
Name and Age             Years and Certain Other Directorships

NOMINEES TO BE ELECTED FOR THREE-YEAR TERM:

Roy L. Faulks (68)       Vice Chairman of the Board of the
                         Company since 1981; prior to retirement
                         in April, 1986, Executive Vice President and Treasurer of The Seibels Bruce
                         Group, Inc. ("Seibels") and certain
                         subsidiaries; Director of Seibels and
                         certain subsidiaries.

Frederick B. Karl (70)   Director of the Company since 1981;
                         Attorney at Law and Chief Executive
                         Officer of Hillsborough County, Florida
                         since 1990; prior thereto, Senior
                         Partner of Karl, McConnaughhay, Roland
                         and Maida, P.A., a law firm in
                         Tallahassee, Florida from 1978 through
                         1990; Justice of the Florida Supreme
                         Court from 1977 to 1978. The nomination of Mr. Karl is contingent upon the Stockholders approving the amendment to the Articles (see "Proxy Item No. 3").

Richard G. Trub (64)     Director of the Company since 1981;
                         Chairman and Treasurer of Trubco, Inc.,
                         West Simsbury, Connecticut, since June,
                         1992; prior thereto, Senior Vice
                         President of Connecticut National Bank,
                         Hartford, Connecticut; Director of
                         Riverfront Recapture, Inc., Hartford,
                         Connecticut.

NOMINEE TO BE ELECTED FOR TWO-YEAR TERM:

Steven A. Denning (46)   Director of the Company since June 20,
                         1994; Managing General Partner of
                         General Atlantic Partners, a New York
                         based private investment firm, and
                         President of General Atlantic Service
                         Corporation, Greenwich, Connecticut;
                         Director of LEGENT Corporation, Herndon,
                         Virginia; Director of Davidson
                         Associates, Torrance, California;
                         Director of General Atlantic Resources,
                         Inc., Denver, Colorado; Director of
                         Compuware Corporation, Farmington Hills,
                         Michigan.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 1995:

Dr. John M. Palms (59)   Director of the Company since 1992;
                         President of the University of South
                         Carolina since March, 1991; President of
                         Georgia State University, 1989 to March
                         1991; prior thereto, various teaching
                         and administration positions at Emory
                         University; Director of Peco Energy,
                         Inc., Philadelphia, Pennsylvania;
                         Director of Fortis Holding, Inc., New
                         York, New York; Director of NationsBank
                         of South Carolina, N.A., Columbia, South
                         Carolina; Trustee, Institute of Defense
                         Analysis, Alexandria, Virginia.

                         Principal Occupation for Past Five
Name and Age             Years and Certain Other Directorships

Joseph D. Sargent (65)   Director of the Company since 1986;
                         Chairman, Treasurer and Chief Financial
                         Officer of Connecticut Surety
                         Corporation and Vice Chairman of Conning
                         & Company, Hartford, Connecticut;
                         Chairman of the Board and Treasurer of
                         S.K.I., Ltd., Killington, Vermont;
                         Director of Trenwick Group, Inc.,
                         Stamford, Connecticut; Director of
                         Mutual Risk Management, Ltd., Hamilton,
                         Bermuda; Director of EW Blanch Holdings,
                         Inc., Minneapolis, Minnesota; Director
                         of Executive Risk Inc., Simsbury,
                         Connecticut; Director of MMI Companies,
                         Inc., Deerfield, Illinois.

G. Larry Wilson (48)     Director of the Company since 1981;
                         Chairman of the Board,  President and
                         Chief Executive Officer of the Company;
                         Director of LEGENT Corporation, Herndon,
                         Virginia. Employed by the Company since its inception.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 1996:

Donald W. Feddersen (60) Director of the Company since 1983;
                         General Partner of Charles River
                         Ventures, Boston, Massachusetts;
                         Director of Network Systems Corporation,
                         Brooklyn Park, Minnesota; Director of
                         Parametric Technology Corporation,
                         Waltham, Massachusetts; Director of
                         Sybase, Inc., Emeryville, California.

John P. Seibels (52)     Director of the Company since 1981;
                         Investor, Columbia, South Carolina;
                         Director of Seibels and certain
                         subsidiaries.

COMMITTEES OF THE BOARD OF DIRECTORS: Among the standing committees of the Board of Directors are the Audit, Compensation and Nominating Committees.

The AUDIT COMMITTEE is composed of Richard G. Trub - Chairman, Donald W. Feddersen, John P. Seibels and Joseph D. Sargent. The Committee's functions include recommending independent auditors to be employed by the Company. The Committee also reviews with the independent and internal auditors their planned activities, audits and findings and reports to the Board of Directors. The Audit Committee met fourteen times during 1993.

The COMPENSATION COMMITTEE is composed of Donald W. Feddersen - Chairman, Frederick B. Karl and Joseph D. Sargent. The Committee's functions include reviewing and recommending remuneration arrangements for senior officers and members of the Board of Directors, adopting compensation plans in which employees, officers and Directors are eligible to participate and approving compensation guidelines for employees of the Company. The Compensation Committee met once during 1993.

The NOMINATING COMMITTEE is composed of John P. Seibels - Chairman, Frederick B. Karl, Dr. John M. Palms and G. Larry Wilson. The Committee's functions include selecting and recommending nominees for election as new, additional and replacement Directors and officers and reviewing the performance of incumbent Directors and officers as to whether to nominate them for re-election. The Nominating Committee will consider candidates for the Board recommended by Stockholders if such recommendations are delivered to the Company no later than: (a) with respect to an election to be held at an annual meeting of Stockholders, ninety days in advance of such meeting; and (b) with respect to an election to be held at a special meeting of Stockholders for the election of directors, the close of busi-ness on the seventh day following the date on which notice of such meeting is first given. Each such recommendation shall set forth: (a) the name and address of the Stockholder who intends to make the nomination and of the person or persons to be nominated;
(b) a representation that the Stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the recommendation;
(c) a description of all arrangements or understandings between the Stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Stockholder; (d) such other information regarding each nominee proposed by such Stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The Nominating Committee met once during 1993.

The Board of Directors met fifteen times during 1993 and all of the Directors attended at least 75% of the aggregate of all meetings of the Board and all Committees of which they were members.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS: Except as noted below, the following table sets forth as of June 30, 1994 beneficial ownership of Common Stock by each Director, each of the executive officers named in the Summary Compensation Table below, and by all Directors and all executive officers as a group.


                              Amount and Nature
Name                            Of Beneficial      Shares Subject     Percentage
Of Beneficial Owner              Ownership (1)      To Option (2)     Of Class (3)

Steven A. Denning               1,523,024 (4)            -0-             7.5%
Roy L. Faulks                       5,666               5,166             *
Donald W. Feddersen                10,033              10,033             *
Frederick B. Karl                   4,667               4,167             *
Dr. John M. Palms                   1,666               1,666             *
Joseph D. Sargent                   4,167               4,167             *
John P. Seibels                    15,166              10,000             *
Richard G. Trub                     4,367               4,167             *
G. Larry Wilson                   224,770 (5)         183,333            1.1%
David T. Bailey                    67,483 (6)          66,666             *
Charles E. Callahan                48,651 (7)          48,333             *
Donald A. Coggiola                107,010 (8)         101,666             *
Robert L. Gresham                  73,775 (9)          66,666             *
Directors & all executive
  officers as a group           2,124,080 (10)        538,364           10.4%


(1) Except where noted below, each individual has sole voting and sole dispositive power.

(2) These shares, which are included in the "Amount and Nature of Beneficial Ownership" column, are subject to option on or before September 22, 1994 pursuant to the Company's various stock option plans.

(3)  Less than one percent where indicated by asterisk.

(4) Mr. Denning is deemed to beneficially own 122,635 of these shares by virtue of his status as a general partner in GAP Coinvestment which beneficially owns these shares. Mr. Denning is also deemed to own 1,396,389 of these shares by virtue of his status in the general partner of General Atlantic which beneficially owns these shares (see "Principal


Stockholders"). Mr. Denning disclaims beneficial ownership of the shares of Common Stock held by GAP Coinvestment and General Atlantic, except to the extent of his pecuniary interest in GAP Coinvestment and General Atlantic.

(5) Based on the Form 5 submitted for 1993, 1,437 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Wilson has sole dispositive power but no voting power.

(6) Based on the Form 5 submitted for 1993, 151 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Bailey has sole dispositive power but no voting power.

(7) Based on the Form 5 submitted for 1993, 318 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Callahan has sole dispositive power but no voting power.

(8) Based on the Form 5 submitted for 1993, 452 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Coggiola has sole dispositive power but no voting power. Mr. Coggiola is deemed to beneficially own 100 of these shares by virtue of a power of attorney from his father providing him with sole voting and sole disposition power for these shares. Mr. Coggiola disclaims beneficial ownership of the 100 shares. In April of 1994, the Company was informed by Mr. Coggiola that a gift of 380 shares of Common Stock was erroneously reported as a gift of 400 shares in a Form 4 which was filed in April of 1991. This error was reflected only in this single Form 4.

(9) Based on the Form 5 submitted for 1993, 345 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Gresham has sole dispositive power but no voting power.

(10) Based on the Form 5 for 1993 for each of the executive officers, an aggregate of 3,774 of these shares are held in the Company's 401(k) Retirement Savings Plan for which the respective executive officer has sole disposition power but no voting power for the shares allocated to his account.




                    COMPENSATION PLANS AND ARRANGEMENTS

COMPENSATION OF DIRECTORS: Directors who are not full-time employees of the Company receive an annual fee of $2,000, plus $2,000 for each Board meeting attended and $750 for each committee meeting attended on other than a regular Board meeting date. Directors participating in any meeting by telephone receive a $250 fee for such meeting. Directors who do not reside in Columbia, South Carolina, are reimbursed for travel expenses.

COMPENSATION OF EXECUTIVE OFFICERS: The following table sets forth information regarding compensation earned, including stock options granted, during 1991, 1992 and 1993 by the executive officers named in the table (the "Executive Group").


                            SUMMARY COMPENSATION TABLE
                                                   Long-Term Compensation
                                                    Awards       Payouts
                                                   Number of
Name                                               Securities  Long-Term      All
and                                                Underlying  Incentive     Other
Principal                  Annual Compensation     Options       Plan       Compen-
Position            Year   Salary    Bonuses (1)   Granted      Payouts     sation (2)

G. Larry Wilson     1993   $496,930  $ 50,000      100,000      $   -0-      $7,284
President           1992    456,940   234,000       50,000       1,196,000    6,198
                    1991    417,312   218,000       50,000          -0-         -

David T. Bailey     1993   $280,482  $  -0-         50,000      $   -0-      $7,075
Executive Vice      1992    260,540    98,250       25,000         777,400    8,700
President           1991    241,615    83,835       25,000          -0-         -

Charles E. Callahan 1993    245,538     -0-         50,000          -0-       6,641
Executive Vice      1992    213,538    86,400       25,000         598,000    6,075
President           1991    183,307    73,600       25,000          -0-         -

Donald A. Coggiola  1993    279,546     -0-         50,000          -0-       7,075
Executive Vice      1992    260,540    86,329       25,000         777,400    8,700
President           1991    241,615    60,750       25,000          -0-         -

Robert L. Gresham   1993    265,326     -0-         50,000          -0-       6,805
Executive Vice      1992    243,308    98,000       25,000         777,400    6,198
President           1991    221,615    89,200       25,000          -0-         -


(1) Reflects amount earned in year indicated even though actually paid in following year and for Mr. Wilson includes amounts earned under his Executive Compensation Agreement (see "Executive Compensation Agreement").

(2) Disclosure under this column is not required for 1991 under the rules of the Securities and Exchange Commission. Amounts shown are matching contributions from the Company under its 401(k) Retirement Savings Plan.



The following table sets forth certain information regarding options for Common Stock granted to the Executive Group during 1993. The table includes the potential realizable value which would exist based on assumed annual compounded rates of stock price appreciation of five and ten percent over the full ten-year term of the options.


                              OPTIONS GRANTED IN 1993

                                 Individual Grants
                               Percent                                     Potential Realizable Value
                   Number of    of Total                                   at Assumed Annual Rates
                   Securities   Options     Exercise                       of Stock Price Appreciation
                   Underlying   Granted to  Price     Expiration                 for Option Term
                   Options      Employees   Per       Date Of
                   Granted (1)  in 1993     Share     Options               5%                10%

All Stockholders (2)     -          -          -             -             $1,154,116,972    $2,924,939,465

G. Larry Wilson       100,000     16.8%     $81.90    January 19, 2003     $    4,515,000    $   12,041,000
David T. Bailey        50,000       8.4      81.90    January 19, 2003          2,257,500         6,020,500
Charles E. Callahan    50,000       8.4      81.90    January 19, 2003          2,257,500         6,020,500
Donald A. Coggiola     50,000       8.4      81.90    January 19, 2003          2,257,500         6,020,500
Robert L. Gresham      50,000       8.4      81.90    January 19, 2003          2,257,500         6,020,500


(1)  All option grants shown in this table are pursuant to the Company's 1993 Long-Term
Incentive Plan for Executives.  Options granted under the plan in 1993 have an exercise price of
$81.90, which is 105% of the fair market value of the Common Stock on January 19, 1993 (the date of grant) and become exercisable as follows:  25% on January 1, 1995;


25% on January 1, 1997; and 50% on January 1, 1999.  If there is a change in control of the
Company, as defined in this plan, then each option granted under the plan shall become immediately exercisable in full regardless of whether there is a change in office or employment of the participant.  In addition, in the event of dissolution or liquidation of the Company or any merger or combination in which the Company is not the surviving entity, then each option granted shall terminate, but not before each participant is permitted to exercise his options to the extent they are exercisable, without regard to any installment exercise provisions in the plan.

(2)  The potential realizable value for all Stockholders is based on the number of shares of
Common Stock outstanding on January 19, 1993 (the date these options were granted) and assumes the Stockholders purchased the Common Stock for $78.00 (which was the fair market value of the
Common Stock on January 19, 1993) and held the Common Stock until January 19, 2003.  The Company has included this information to illustrate how the Stockholders will have fared compared to each of the named executives if the assumed appreciation is achieved.


The following table sets forth information regarding the value of "in-the-money" options, which are options having a positive difference between the exercise price of such stock option and the 1993 year-end market price of Common Stock. None of the officers in the Executive Group exercised options during 1993.

                       AGGREGATED YEAR-END OPTION VALUES

                    Number of Securities
                    Underlying                    Value of Unexercised
                    Unexercised Options           In-the-Money Options
                    at December 31, 1993          at December 31, 1993 *

                  Exercisable   Unexercisable   Exercisable  Unexercisable

G. Larry Wilson    149,999      150,001         $  -0-       $   -0-
David T. Bailey     49,999       75,001            -0-           -0-
Charles E. Callahan 31,666       75,001            -0-           -0-
Donald A. Coggiola  84,999       75,001          75,000          -0-
Robert L. Gresham   49,999       75,001            -0-           -0-


* Value represents the aggregate excess of the market price of the Common Stock on December 31, 1993, which was $31.00, over the exercise price for the options. All options included in the table have an exercise price equal to the fair market value of the Common Stock on the dates of grant, except those granted pursuant to the Company's 1993 Long-Term Incentive Plan for Executives, which are described in the Options Granted in 1993 Table.


EXECUTIVE COMPENSATION AGREEMENT: The Company has an Executive Compensation Agreement with Mr. Wilson whereby the Company is to pay, subject primarily to his continued employment, certain specified amounts over a five-year period. This Agreement is renewable annually at the option of the Company. A payment of $50,000 for 1993 was paid in early 1994.

DEFERRED COMPENSATION AGREEMENT: Mr. Wilson is covered by a Deferred Compensation Agreement providing annual remuneration of $25,000 upon the event of a qualifying retirement, death or total disability. The Agreement, which provides for monthly payments over a fifteen-year period, is contingent primarily upon his continued employment until such an event occurs, and the deferred benefits are not vested until that time. The Company owns life insurance contracts covering Mr. Wilson, of which it is the beneficiary, in an aggregate amount equal to or in excess of the total benefit.

EMPLOYMENT AGREEMENTS: The Company had Employment Agreements with Messrs. Wilson, Bailey, Callahan, Coggiola and Gresham which provided for payments to be made to the individuals in certain circumstances following a change of control of the Company. During 1993, there were no events which would entitle any of the individuals to any post-termination benefits. All of these Employment Agreements expired at the end of 1993.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION:
Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board and reviewed with the full Board. Set forth below is a report of the Board's Compensation Committee addressing the Company's compensation policies for 1993 for its executive officers.

COMPENSATION PHILOSOPHY. The Committee believes that the Company must pay competitively to attract and retain qualified executives. To motivate executive personnel to perform at their full potential, the Committee believes a significant portion of compensation should be incentive-based. In addition, the Committee believes it is important to reward not only individual performance and achievement, but also to focus on overall corporate results. This latter objective serves the dual purposes of encouraging teamwork among executives and also supports the Company's objective of increasing Stockholder value.

The Committee also believes it is essential that the Committee retain the flexibility to evaluate not only the overall performances of the individual executive officers and the Company as a whole, but also all other circumstances and challenges facing the Company and the respective executive officers. Consequently, the Committee uses its subjectivity rather than objective formulas in setting and adjusting the base salary of the executive officers.

ELEMENTS OF COMPENSATION. Compensation earned during 1993, as reflected in the foregoing tables, consisted primarily of three parts: salary, annual bonus and award of stock options pursuant to the 1993 Long-Term Incentive Plan for Executives. (The executive officers were also eligible for other benefits such as perquisites standard for executives and those offered under the
Company-sponsored broad-based plans.)    Each of these elements
is described in more detail below.

BASE SALARIES FOR EXECUTIVE OFFICERS. For 1993, although no formal studies were conducted, base salaries for all executive officers were targeted at slightly below the base salaries which the Company's peers might offer their executive officers for performing similar functions in an equally challenging and
complex environment.   In addition, the Committee uses its
subjective assessment of the overall performance of the individual executive officer in terms of responsibility, experience and breadth of knowledge and the Company as a whole. No specific weight was assigned to these factors.

In addition to the above factors, the Committee also considered how well Mr. Wilson performed the following factors in determining his base salary increase: development and implementation of a strategic vision for the Company integrating insurance industry knowledge, technology trends, product directions, and customers' needs; management of the Company's financial affairs; recruitment and retention of qualified executives; delegation of responsibility and authority to qualified managers; capitalization on business opportunities; and exhibition of leadership in achieving the Company's goals. No specific weight was assigned to these factors. In addition, the Committee considered the Company's actual results for 1992 in the areas of product development, new business acquisitions, overall financial strength, perceived customer satisfaction and the Company's prospects for long-term growth. The Committee believed that Mr. Wilson's contribution to the Company's 1992 performance was significant, and thus increased his base salary by 8.7%.

ANNUAL BONUS PROGRAM. The annual bonus program for executive officers is intended to provide short-term incentives and rewards based on the Company's short-term goals that are consistent with its long-term goals, as well as to promote the Company's philosophy of having a substantial portion of executive compensation "at risk." It was the Committee's subjective assessment that for the named executive officers, 40% of base salary was an appropriate percentage to have at risk on an annual basis.

The annual bonus for executive officers with profit and loss responsibility reporting to the CEO (a "P&L Executive Officer") is generally comprised of two distinct parts. One part, which can be up to 25% of the P&L Executive Officer's salary, is based on the Company's performance, as measured by targeted earnings-per-share. When actual earning-per-share is less than the target, there is a corresponding reduction in the percentage of bonus earned. The other part, which can be up to 15% of the P&L Executive Officer's salary, is based on the profit contribution of the group for which he is responsible, as measured against the business plan established in the prior year for such profit center. Where the actual profit contribution exceeds a threshold level of the targeted profit contribution, the bonus is increased by a stated percentage of base salary, up to the maximum, for every such increment in excess of the threshold.

For Mr. Wilson and those executive officers other than P&L
Executive Officers, the annual bonus is based solely on the Company's performance, as measured by earnings-per-share. Of the named executive officers, Mr. Gresham is the only one without profit and loss responsibility.

The annual bonuses earned for 1992, as reflected in the Summary Compensation Table, were based on the Company achieving the previously-set targeted earnings-per-share. Deviations within each of the respective executive officer's profit and loss center resulted in deviations of percentages paid to the respective executive officer. Based on the Company's performance during 1993, no bonuses were earned for 1993 by any of the executive officers, including Mr. Wilson, pursuant to the annual bonus program.

Pursuant to his Executive Compensation Agreement (see "Executive Compensation Agreement"), Mr. Wilson was paid a bonus of $50,000 for 1993. Under this Agreement, the Company is to pay Mr. Wilson $50,000 annually, subject primarily to his continued employment with the Company.

STOCK OPTION PLANS. The 1989 Stock Option Plan ("1989 Plan"), was designed for option grants to key employees, including the executive officers. The Plan is intended to provide incentives and rewards for a relatively short-term (3 years). Based on the Common Stock's performance during the first half of 1993, stock options pursuant to the 1989 Plan, which have historically been granted to executive officers at the July meeting of the Committee, were not granted during 1993.

Under the 1993 Long-Term Incentive Plan for Executives ("1993 LTIP"), which was approved by the Stockholders in 1993, options were granted to certain key managers, including the executive officers. This plan is intended to provide incentives and rewards over a longer-term (6 years). The 1993 LTIP sets the number of options granted to participants based on the participant's position with the Company at the time of grant. Options granted in 1993 have a premium exercise price of 105% of the fair market value on the date of grant. (All options granted under the 1993 LTIP during 1993 have an exercise price of $81.90.) These options become exercisable over a six-year period in increments of 25% on January 1, 1995 and January 1, 1997 and 50% on January 1, 1999.

In determining the number of options to be granted pursuant to the schedule in the 1993 LTIP, including the number for the Chief Executive Officer, the Committee considered the historical pattern of granting options under the 1989 Plan. In the Committee's subjective assessment, the number and exercise price for options historically granted annually to the executive officers has provided the appropriate short-term incentive and rewards. Consequently, the Committee determined that increasing the number of options, setting the exercise price higher than the stock price at the time of grant, and lengthening the vesting schedule provided the appropriate level of longer-term incentive and reward for the executive officers. In setting the number and exercise price of options in the 1993 LTIP, the Committee believed that the number of previously granted options held by each executive officer at the time of the grant was not relevant and therefore did not factor this into setting the schedule containing the number of options granted to the participants.

COMPENSATION DEDUCTION LIMITATION. In 1993, Section 162(m) was added to the Internal Revenue Code. This section generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to executive officers of publicly-held companies. An exception to the deduction limit is for "performance-based compensation." The Company believes that the 1989 Plan and 1993 LTIP satisfy the requirements for qualifying stock options as performance-based compensation under the exception. Therefore, the Company expects that any stock option compensation realized upon the exercise of stock options granted at a fair market value or higher exercise price under these plans will not be subject to such compensation deduction limit. For this reason, and because the Company's annual cash compensation to each of its executive officers is currently below the $1,000,000 limit, the Company does not at this time anticipate any loss of deductibility for 1994 under the new law for compensation paid to its executive officers. Had the law been in effect during 1993, the Company would not have been denied a deduction with respect to any amount of compensation paid to its executive officers.

     Compensation Committee
     Donald W. Feddersen
     Frederick B. Karl
     Joseph D. Sargent

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION: The Compensation Committee of the Board of Directors of the Company consists of Messrs. Feddersen (Chairman), Karl and Sargent, none of whom are or were previously employees or officers of the Company or any of the Company's subsidiaries. Mr. Sargent is a director and executive officer of Connecticut Surety Corporation, which received software licenses and data processing and information services from the Company for which it paid the Company approximately $256,000 during 1993. The Company considers such transactions with Connecticut Surety Corporation to have been on substantially similar terms as those prevailing at the time for comparable transactions with unrelated third parties.

STOCK PERFORMANCE: The following graph compares the cumulative total Stockholder return on the Company's Common Stock during the five years ended December 31, 1993 with the cumulative total return on the Standard & Poor 500 Index and the Standard & Poor Computer Software and Services Index. The comparison assumes $100 was invested on the last trading day of 1988 in the Company's Common Stock and also in each of the indices and assumes reinvestment of all dividends which may have been paid. The performance shown in the graph is not necessarily indicative of future performance.


                         STOCK PERFORMANCE


                                                                   Standard &
                                                                   Poor
                              Policy             Standard &        Computer
                              Management         Poor              Software and
Measurement Period            Systems            500               Services
(Fiscal Year Covered)         Corporation        Index             Index


Measurement Point - December 31, 1988

December 31, 1988             $100.00            $100.00           $100.00
December 31, 1989              140.21             131.69            121.89
December 31, 1990              171.13             127.60             95.15
December 31, 1991              273.20             166.47            145.05
December 31, 1992              338.66             179.15            171.77
December 31, 1993              127.84             197.21            219.23





                           CERTAIN TRANSACTIONS

On April 26, 1994, International Business Machines Corporation
("IBM") entered into a Stock Purchase Agreement with the Company pursuant to which IBM agreed to sell to the Company 2,278,537 shares of the Company's Common Stock which IBM purchased in 1989.
The purchase price for the Company's repurchase of this Common
Stock was $24.71 per share. On the same date, IBM entered into a Stock Purchase Agreement with General Atlantic Investors pursuant to which IBM agreed to sell to the General Atlantic Investors the remaining 1,519,024 shares of Common Stock owned by IBM for a purchase price of $24.77 per share. IBM's sale to the Company closed on May 16, 1994. IBM's sale to the General Atlantic
Investors closed on June 20, 1994 and upon such closing the General Atlantic Investors owned approximately 7.5% of the Company's outstanding Common Stock.

The General Atlantic Investors and the Company entered into a Shareholders' Agreement (the "Shareholders' Agreement") and a
Registration Rights Agreement (the "Registration Rights
Agreement"), each dated April 26, 1994.  Pursuant to the
Shareholders' Agreement, the General Atlantic Investors are entitled to cause the Nominating Committee of the Company's Board of Directors to recommend a nominee to the Company's Board of Directors. The General Atlantic Investors' initial designee is
Mr. Steven A. Denning. The Shareholders' Agreement imposes restrictions on the ability of the General Atlantic Investors and certain of their affiliates to increase their ownership interest in the Company beyond 14.99% (or, in certain circumstances, 19.99%), to dispose of shares of Common Stock except pursuant to a right of first offer in favor of the Company or in other specified circumstances, and to influence the management and affairs of the Company. Pursuant to the Registration Rights
Agreement, the General Atlantic Investors and certain of their affiliates are entitled to certain registration rights with respect to the Common Stock owned by them including the right to demand that the Company register such Common Stock under the Securities Act of 1933, as amended, and the right to participate in certain registrations initiated by the Company.

During calendar year 1993 the Company and its subsidiaries paid to IBM and its subsidiaries $6.6 million for computer hardware, programs and services and received $10.4 million from IBM and its subsidiaries for computer software and services. In addition, during 1993, Connecticut Surety Corporation, of which Mr. Sargent is a director and an executive officer and of which Mr. Trub was during 1993 a director, received software licenses and data processing and information services from the Company for which it paid the Company approximately $256,000. The Company considers such transactions with IBM and Connecticut Surety Corporation to have been on substantially similar terms as those prevailing at the time for comparable transactions with unrelated third parties.

           RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

(PROXY ITEM NO. 2): Stockholders will vote on the ratification of the selection by the Board of Directors of Coopers & Lybrand as independent auditors to audit the books, records and accounts of the Company and its subsidiaries for the years ending December
31, 1992 through 1994.  Coopers & Lybrand was retained by the
Company to conduct a special audit of the Company's financial statements for the six-month period ended June 30, 1993 and to recertify the Company's financial statements as of and for the fiscal years ended December 31, 1992 and December 31, 1993. The restated financial statements for the year ended December 31, 1992 and the financial statements for the year ended December 31, 1993 have been completed and have received an unqualified audit opinion from Coopers & Lybrand and are contained in the 1993
Annual Report provided to Stockholders with this Proxy Statement.
A series of adjustments were made in connection with the restatement. As a result of those adjustments, stockholders' equity as of December 31, 1992 was increased to $579.1 million from $574.0 million, a net increase of $5.1 million. See Note 2 of Notes to the consolidated financial statements contained in the 1993 Annual Report to Stockholders. A representative from
Coopers & Lybrand is expected to be present at the Meeting and will have the opportunity to make a statement and will be available to answer questions.

The circumstances relating to the withdrawal by the Company's previous independent auditors of their respective audit reports for the years ended December 31, 1992 and 1993 are as follows.
By letter dated August 10, 1993, Arthur Andersen & Co. ("Arthur
Andersen") informed the Company of its withdrawal of its auditors' report on the Company's financial statements for the year ended December 31, 1992 due to significant uncertainty related to the outcome of the internal investigation then being conducted by the Company concerning certain of the Company's business and accounting practices and the effect of those practices on the financial statements. Arthur Andersen indicated that the outcome of the internal investigation was likely to require a restatement of the Company's 1992 financial statements.
At a meeting on August 10, 1993, in connection with the withdrawal of its auditors' report, Arthur Andersen advised the Board of Directors of the Company that subsequent to the issuance of Arthur Andersen's report and after the first quarter of 1993, certain information had come to its attention relating to the following matters. Arthur Andersen advised the Board that it believed that there were material weaknesses in the internal controls of the Company, that information had come to its attention that had led it to question certain of the Company's business practices and whether it would have been any longer able to rely on management's representations and that information had come to its attention that, if further investigated, might have materially impacted the fairness and reliability of the Company's financial statements for prior periods. In its comments to the Board of Directors, Arthur
Andersen raised questions regarding the Company's accounting practices related to revenue recognition and certain other matters which had not been resolved at the time of its termination. The Company, through its representatives, has discussed each of these matters with Arthur Andersen.

By letter dated August 13, 1993, Ernst & Young, the independent auditors of the Company prior to Arthur Andersen, informed the Company that its February 20, 1992 auditors' report should no longer be associated with the Company's financial statements for the years ended December 31, 1991 and 1990 due to the internal investigation then being conducted by the Company into certain of the Company's business and accounting practices which was likely to result in revision of its financial statements for periods prior to 1992 and due to the significant uncertainty which thus existed as to the effect on the Company's 1991 and 1990 financial statements. By letter dated August 16, 1993, Ernst & Young further advised the Company that its review reports on interim financial statements during the years ended December 31, 1992, 1991 and 1990 should no longer be associated with those financial statements.

The Company and certain of its officers and directors have been named as defendants in a lawsuit alleging violation of the federal securities laws and purporting to be a class action.
Among the allegations are that the Company's financial statements for the year ended December 31, 1992 are materially false and misleading. Because Arthur Andersen audited those financial statements, the Company believed that there existed the potential for conflicts between the Company and Arthur Andersen. As a result, the Company concluded that a change in its outside auditors was appropriate. On August 17, 1993, the Board of Directors, acting on the Audit Committee's recommendation, engaged the firm of Coopers & Lybrand as its independent accountants to audit the Company's financial statements for the six months ended June 30, 1993, including a review of the Company's internal control structure, replacing Arthur Andersen.
Coopers & Lybrand also agreed to work with the Company's previous independent accountants to resolve any adjustments that could impact prior periods. The Company has authorized Arthur Andersen to respond fully to inquiries of Coopers & Lybrand concerning these matters, based upon information that had come to Arthur
Andersen in its capacity as principal accountant to audit the Company's financial statements.

Neither the previously issued auditors' report of Arthur Andersen on the Company's financial statements for the year ended December
31, 1992 nor the previously issued auditors' report of Ernst &
Young on the Company's financial statements for the year ended
December 31, 1991 contained any adverse opinion or disclaimer, nor was either report qualified as to uncertainty, audit scope, or accounting principles.

There have been no disagreements within the meaning of Item
304(a) of Regulation S-K between the Company and either Arthur
Andersen or Ernst & Young in connection with the audits for the fiscal years ended December 31, 1992 and 1991, respectively, or subsequently, on any matter of accounting principles or practices, financial statements disclosure, or audit-ing scope or procedure, which disagreements, if not resolved to the satisfaction of such former principal accountants, would have caused either firm to make reference to the subject matter of the disagreements in connection with its report.


The Company has furnished each of Arthur Andersen and Ernst &
Young a copy of this Proxy Statement and requested that they each furnish a letter addressed to the Securities and Exchange
Commission stating whether it agrees with the statements made herein.

                         UNAVAILABILITY OF AUDITED
                       FINANCIAL STATEMENTS FOR 1991

As indicated under "Ratification of Independent Auditors" above, Coopers & Lybrand has completed the audit of the Company's
December 31, 1992 and December 31, 1993 financial statements, however, re-audited financial statements for the year ended
December 31, 1991 were not available when the Annual Report and this Proxy Statement were mailed to Stockholders. Notwithstanding the absence of such audited financial information, the Company believes that the proxy solicitation material to be used in connection with the Meeting is adequate to enable Stockholders to make informed decisions regarding the proposals contemplated by this Proxy Statement.

            PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

(PROXY ITEM NO. 3): Stockholders will vote on a proposal to amend the Articles to delete existing Article 9.e. in its entirety. The text of Article 9.e. now reads as follows:

     Retirement of Directors. Any member of the board or directors who shall attain his seventieth birthday during his term shall retire from the board on the last day of his term and shall be deemed to retire from the board on such day. No person shall be elected to serve upon the board of directors who has attained the age of seventy years.

The Board of Directors believes that the ability of an individual to contribute to the deliberative process of the Board of Directors is dependent upon that individual's judgment, insight, business acumen and experience. The Board of Directors believes, therefore, that in determining whether to nominate and elect a particular individual as a Director, both the Board and the Stockholders should take into account all relevant factors in evaluating the individual, not limited solely to such person's age. Age alone should not foreclose the opportunity of having a person serve as a Director. A maximum age restriction precludes the Board and the Stockholders from exercising their discretion in favor of a qualified candidate who happens to be seventy years old or older.

The Board of Directors has particularly noted its desire to retain the services of Frederick B. Karl who will be disqualified from serving as a Director at the end of his current three-year term unless the proposed amendment is adopted. Mr. Karl's eligibility to serve as a Director is contingent upon the Stockholders' approval of the proposed amendment.

The Articles require the affirmative vote of two-thirds of the total number of shares outstanding as of the record date to approve amendments to the Articles. Consequently, the proposal to delete Article 9.e. from the Articles requires the affirmative vote of 13,572,323 shares. The proposal to delete existing
Article 9.e. from the Articles of Incorporation of the Company will be presented to the meeting in the form of the following resolution:

RESOLVED, That Article 9.e. is deleted in its entirety from the Articles of Incorporation of the Company and the remaining provisions of Article 9 are relettered accordingly.
The Board of Directors recommends a vote FOR this proposal.


                              OTHER PROPOSALS

There is no reason to believe that any other business will be presented at the Meeting; however, if any other business should properly and lawfully come before the Meeting, the persons named in the proxy will vote in accordance with their best judgment.

For a Stockholder proposal to be presented at the next annual meeting, it must be received by the Company not later than December 20, 1994, in order to be included in the Proxy Statement and proxy for the 1995 annual meeting. Any such proposal should be addressed to the Company's Secretary and mailed to Post Office
Box Ten, Columbia, South Carolina 29202.


     Stephen G. Morrison
     Secretary


